TESTING, LICENSE & SUPPLY AGREEMENT FOR TSK

This Agreement is made this 5th day of August, 1996 (hereinafter the "effective date") by and between ELCOM Technologies Corporation (hereinafter referred to as "ELCOM") and X-Com, Inc., an Arkansas corporation with offices located in Pocomoke, Maryland and David Erisman, an individual resident in Pocomoke Maryland (hereinafter referred to individually by full name or collectively referred to as "X-COM").

BACKGROUND

WHEREAS, X-COM is the owner of certain patents and patents pending and technical information relating to modulation technology, more fully described on Exhibit A attached hereto (hereinafter collectively referred to as "TSK"; and

WHEREAS, ELCOM is in the business of manufacturing and selling certain power line communications products and is desirous of determining the feasibility of and of utilizing TSK in its current and future products.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.   DEFINITIONS
     -----------
As used herein, the following terms shall have the meanings set forth below:

A. TSK - means the United Stated Patents, United States Patents Pending and SOFTWARE and TECHNICAL INFORMATION contained on Exhibit A attached hereto.

B. TECHNICAL INFORMATION -means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data in possession of X-COM at the effective date of this Agreement which are needed to produce PRODUCTS and which X-COM has the right to provide to ELCOM.

C.   PRODUCTS - means both of the following:

             (i) any and all products that use both the AC power-line and TSK (as herein defined) to communicate over the AC power-line within residential premises.

             (ii) any and all products that use both the AC power-line and TSK (as herein defined) to communicate over the AC power-line in small businesses.

D. TERM - means the period beginning on the day of execution of this Agreement and ending exactly thirty six (36) consecutive months after the PRODUCTS are offered for commercial sale by ELCOM in the regular course of ELCOM's business. In no event shall this thirty six (36) month period begin to expire later then six (6) months after a PRODUCTION READY AC CHIP SET is delivered to ELCOM.

E.   TERRITORY - means the entire world.

F. CHIP SETS - means 1 or more integrated circuits, which, when connected together, implement the TSK modulation and demodulation technology. Each integrated circuit consists of a silicon die, with part or all of the TSK modulation/demodulation function implemented in the silicon, bonded to a metal lead frame, and surrounded by a robust inert material (plastic or ceramic). The lead frame is brought outside the package, and is formed into leads, which are soldered to a printed circuit board with standard high volume production equipment CHIP SETS refers to those chip sets which incorporate some or all of the TSK modulation.

G. SILICON MACRO CELLS - means the implementation of TSK technology in a bare integrated circuit, where the TSK technology circuits are only part of the total integrated circuit. In this case, the TSK technology is used as a functional block, along with other functional blocks, all integrated together on a single monolithic die. Circuits are implemented in this fashion to accomplish complex higher level functions, while minimizing the number of integrated circuits (and therefore the circuit board area) required. An example would be a complete microcomputer circuit, with several TSK circuits attached to the microcomputer, and used as a complete communication signal processing part. SILICON MACRO CELLS refers to those silicon macro cells which incorporate some or all of the TSK modulation.

H. DIES - means a bare integrated circuit which is not attached to a singular package lead frame, or packaged in a plastic or ceramic material. DIES are typically used in multi-chip modules, where DIES are electrically connected by wire-bonding. The benefit of doing so is to reduce the space required below that required by individually packaged integrated circuits. The DIES are physically mounted to the base of the multi-chip module, then wire bonded to each other and to the multi-chip module lead frame, and therefore, to the outside leads of the module. DIES refers to those dies which incorporate some or all of the TSK modulation.

I. INTEGRATED CIRCUIT - means a silicon device which has been manufactured with multiple circuit function elements on a single monolithic silicon chip (a die). Typically the chip (or die) is enclosed in a plastic or ceramic housing, through which the leads extend. The leads allow attachment of the integrated circuit to a circuit board, and also provide a means for signals to get in and out of the part. INTEGRATED CIRCUIT means those integrated circuits which incorporate some or all of the TSK modulation.

J. SOFTWARE - means any software necessary to make the TSK modulation operate in the PRODUCTS.

K. PRODUCTION READY AC CHIP SET - means a part provided by X-COM or its designe to ELCOM which meets ELCOM's quality and performance standards and which is put into an ELCOM product, that modulates and demodulates over the alternating current (AC) power line and that is sold to ELCOM customers in the regular course of ELCOM's business. PRODUCTION AC READY CHIP SET means those AC chip sets which incorporate some or all of the TSK modulation.

L. ELCOM's current PRODUCTS include one transmitter and one receiver and these PRODUCTS use one (1) CHIP SET in the transmitter and one CHIP SET in the receiver.

M. ASIC means Application Specific Integrated Circuit. ASIC means those application specific integrated circuits which incorporate some or all of the TSK modulation.

2.   TESTING PERIOD & RIGHTS.
     -----------------------

A. X-COM hereby grants to ELCOM the rights to test TSK, in any way ELCOM deems appropriate, for use in the development of the PRODUCTS only during the term of the TESTING PERIOD, as defined in section 2.A.(v) below, under the following terms and conditions:

          (i) David Erisman (hereinafter "ERISMAN") shall be available on an as needed basis at ELCOM's facilities in Malvern, Pennsylvania. ELCOM will provide ERISMAN with forty eight (48) hours notice. In no event shall ERISMAN be required to be at ELCOM's place of business in Malvern, Pennsylvania more then seven (7) full days during any 30 day period. Erisman will also be available at X-COM's facility in Pocomoke, Maryland for consultation on an as needed basis provided that such availability shall not work an undue hardship on ERISMAN.

          (ii) X-COM shall make a fully qualified engineer available for up to an additional ten (10) days during any thirty (30) day period at ELCOM's place of business in Malvern, Pennsylvania.

          (iii) The X-COM facility and equipment located in Pocomoke, Maryland shall be available on as needed basis for any and all testing purposes provided that such availability shall not work an undue hardship on X-COM.

          (iv) ERISMAN and X-COM shall fully disclose all aspects of the TSK technology to ELCOM technical personnel that is reasonably necessary to incorporate TSK in the PRODUCTS.

          (v) The "TESTING PERIOD" shall begin upon the execution of this Agreement and shall continue for an uninterrupted period of ninety
          (90) days. This period may be extended only by the mutual consent of all Parties to this Agreement. This ninety (90) day period may be reduced to thirty (30) days or sixty (60) days at the sole discretion of ELCOM. In the event that ELCOM reduces the TESTING PERIOD under this Section, any payments due under Section 2.B. below shall be ratably reduced.

B. ELCOM shall make the following payments to X-COM for all services rendered by X-COM and ERISMAN during the TESTING PERIOD:

          (i) $10,000.00 (ten thousand dollars) for each thirty (30) day period during the 90 day TESTING PERIOD. In no event shall the amount payable under this Section 2.B. (i) exceed $30,000.00 (thirty thousand dollars). Any payments due X-Com under this Section 2.B.(i) shall be made on the first day of each thirty (30) day period.

          (ii) Additionally, ERISMAN and/or any other engineer provided by X-COM shall receive a $100.00 (one hundred dollars) per day allowance for all out of pocket travel and living expenses for any days spent in Malvern, Pennsylvania

3.   EXCLUSIVE ELCOM OPTION.
     ----------------------

A. X-COM hereby grants to ELCOM the option to exercise all of the exclusive rights enumerated in Section 4 and Section 5 herein for a period beginning on the effective date of this Agreement and ending on a date thirty days(30) after the completion of the TESTING PERIOD, as defined in section 2.A.(v)herein. ELCOM shall exercise said option by providing written notification to X-COM no later then thirty (30) days after the completion of the TESTING PERIOD.

B. In the event that ELCOM exercise its Option under this Section 3, X-COM shall be due all amounts enumerated in Section 5 and 6 herein in accordance with the terms of payment outlined in Section 5 and 6 herein.

C.   In the event that ELCOM does not exercise the Option contained in this
Section 3, this Agreement shall be null and void for all purposes whatsoever except for the rights duties and obligations contained in Section 11 and Section 12 of this Agreement.

4.   EXCLUSIVE USE OF TSK.
     --------------------

A. Except as provided in this Section 4.A.(i) below, X-COM hereby grants to ELCOM the exclusive right to use any and all of TSK in any way ELCOM, desires in the development, manufacture and sale of the PRODUCTS in the TERRITORY for the entire TERM of this Agreement.

     (i) ELCOM and X-COM shall mutually select the initial manufacturer of the CHIP SETS. Any subsequent manufacturers of CHIP SETS shall be selected by ELCOM, subject to the prior written approval of X-COM and said approval shall not be unreasonably withheld.

B. X-COM hereby grants to ELCOM, at no charge of any kind or nature whatsoever,the unlimited right to use the Trademarks, Service Marks of X-COM as detailed on Exhibit A attached hereto. X-COM hereby grants to ELCOM the right to register all Trademarks, Service Marks and registered Marks of X-COM in any country where these Marks are not registered by X-COM. X-COM shall remain the sole owner of said Trademarks, Service Marks and registered Marks as detailed on Exhibit A.

C. ELCOM is solely responsible for obtaining and maintaining at its own sole cost and expense all trademark and copyright protection which is additional to that presently owned by X-COM. However, upon the termination of this agreement for any reason other then X-COM's uncured breach of this agreement all such trademark and copyright protection which related to the TSK technology shall be and become the property of X-COM and ELCOM shall cooperate in the execution of all necessary paperwork for accomplishing same.

D. X-COM reserves the right to inspect any goods bearing any trademark owned by X-COM. Such inspection be only for purposes of insuring the integrity of X-COM's trademarks and shall not be understood as making X-COM a guarantor of or otherwise responsible for the design or quality of any product bearing said trademark.

5.   EXCLUSIVE SUPPLY OF CHIPS SETS AND DIES AND SILICON MACRO
     ---------------------------------------------------------
     CELLS AND SOFTWARE FOR PRODUCTS ONLY.
     ------------------------------------

A. For the entire TERM of this Agreement, X-COM grants ELCOM the exclusive right to purchase and/or manufacture and/or use all CHIP SETS and DIES and SILICON MACRO CELLS and SOFTWARE used for the production of the PRODUCTS only at the price established under this Section 5. In no event shall this provision be understood as prohibiting X-COM from granting to any third party the right to purchase, and or manufacture, and/or use CHIP SETS, and/or DIES and/or SILICON MACRO CELLS for applications other then in the PRODUCTS, as defined herein.

B. In order for ELCOM to maintain the exclusive rights contained in Section 5.A. herein and to maintain the prices established under Section 5.D., ELCOM must comply with either of the following two provisions:

          (i) ELCOM purchases from any manufacturer a minimum of fifty thousand and one (50,001) of CHIP SETS and/or DIES and/or SILICON MACRO CELLS in total for each twelve (12) month period after the TERM of this Agreement has ended.

          (ii) ELCOM pays the corresponding Royalty to X-COM equivalent to the Royalty due under this Section 5 for fifty thousand and one (50,001) CHIP SETS.

Said exclusive rights contained in this Section 5.B. shall be maintained on a consecutive twelve (12) month period basis. Except as mutually agreed upon by all Parties to this Agreement, and, subject to the first sentence of this
Section 5.B., ELCOM's exclusive rights under this Section 5 shall terminate upon the completion of ten (10) years from the effective date of the Agreement.

C. Upon the expiration of the period established under Section 5.B., herein or upon termination of this Agreement for any reasonable business cause, X-COM hereby grants to ELCOM the right to purchase from X-COM or its Licensee an unlimited number of CHIP SETS and DIES AND SILICON MACRO CELLS and SOFTWARE at the price established under this Section 5 for a thirty six (36) month period.

D. ELCOM shall pay a Royalty directly to X-COM for each CHIP SET or ASIC manufactured or purchased by ELCOM in accordance with the following schedule. Said Royalty shall be calculated based upon the premis that one CHIP SET or ASIC is put into a transmitter and one CHIP SET or ASIC is put into a receiver. In the event that ELCOM purchases or manufacturers a SILICON MACRO CELL or DIES or INTEGRATED CIRCUIT which is not part of a CHIP SET said Royalties outlined below shall nonetheless be due X-COM.

(1) CHIP SETS operating at a data through put rate of 10 Mbps or less over the ac power line:

               Cumulative Quantity            Price per CHIP SET or ASIC
               -------------------            --------- ----------------
                        1-    1,000                   x
                    1,001-   50,000                   x
                   50,001-  100,000                   x
                     over   100,000                   x


(ii) CHIP SETS operating at a data through put rate of 11 Mbps or more over the ac power line:

               Cumulative Quantity            Price per CHIP SET or ASIC
               -------------------            --------------------------
                        1-    1,000                   x
                    1,001-   50,000                   x
                   50,001-  100,000                   x
                     over   100,000                   x


(iii) SOFTWARE and all updates and/or corrections and/or enhancements of SOFTWARE shall be provided to ELCOM at no charge.


E. Any payments due X-Com under this Section 5 shall be due sixty (60) days subsequent to shipment by the manufacturer to ELCOM. Any late payments shall bear interest at an annual rate of twelve percent (12%), or at the highest rate permitted by law whichever is less, and reasonable attorneys fees incurred by X-COM for collection.


F. ELCOM shall purchase a minimum of one thousand (1,000) PRODUCTION READY AC CHIP SETS during each twelve month period during the TERM of this Agreement.

G. In the event of a change in ownership of X-Com, Inc., and/or the sale or assignments of TSK by any person or organization, ELCOM shall retain all of its rights, duties and obligations under this Agreement. In the event of a change in ownership of ELCOM, X-COM shall retain all of its rights, duties and obligations under this Agreement.

H. In the event of the Bankruptcy in any form of X-Com, Inc. and/or David Erisman, ELCOM shall retain all of its rights, duties and obligations under this Agreement. In the event of the voluntary or involuntary filing for Bankruptcy protection in U.S. Bankruptcy Court by ELCOM, X-COM shall have the right to terminate this Agreement immediately.

6.   ADDITIONAL CONSIDERATION TO X-COM
     ---------------------------------

A. Upon the exercise of ELCOM's exclusive option under Section 3 herein, ELCOM hereby agrees to pay X-COM the following amounts:

          (i) ELCOM hereby agrees to pay X-COM a one time exclusivity fee due and payable as follows:

               Immediately upon ELCOM receiving from X-COM
               the first PRODUCTION READY AC CHIP SET.................$50,000.00

             Six months after ELCOM receives the first PRODUCTION
             READY AC CHIP SET:
                    10,000 Shares of ELCOM's Common Stock.

          (ii) In the event that ELCOM terminates this Agreement for any reason whatsoever, X-COM shall retain all payments made (or due and owing) through the date of termination and ELCOM shall not be required to make any further payments under this Section 6. ELCOM shall further be required to pay X-COM for any outstanding invoices and any work in progress at the date of Termination.

7.   DEVELOPMENT OF PATENTS AND/OR COMPUTER SOFTWARE.
     -----------------------------------------------

A. In the event that any patents are developed as a result of the work done in furtherance of this Agreement said Patents shall be owned as follows:

          (i) Patents which are primarily related to TSK shall be owned solely by X-COM.

          (ii) Patents which are primarily related to power line technology shall be owned solely by ELCOM.

          (iii) Patents which are jointly developed shall be jointly owned and prosecuted and funded by X-COM and ELCOM and shall be jointly owned by X-COM and ELCOM. Jointly developed as use in this Section 7 shall mean that significant engineering participation is provided by ELCOM and X-COM and shall not include financial consideration. Jointly owned patents that are not primarily related to TSK shall be subject to the terms and conditions of this Agreement. In the further event that this Agreement fails to provide a royalty being incurred as to the invention covered by said patent neither party shall neither make use or sell under such patent without written permission of the other party. Said written permission shall not be unreasonably withheld.

          (iv) Any computer software created as a result of this Agreement (other than modifications made by ELCOM to SOFTWARE herein before defined) shall be owned solely by the Party creating said computer software. All SOFTWARE as furnished by X-COM or ERISMAN shall remain the property of X-COM or ERISMAN both in its original form and in any modified form created by ELCOM.

8.   NON-EXCLUSIVE USE OF TSK IN RESIDENCES AND SMALL BUSINESS.
     ---------------------------------------------------------

A. X-COM hereby grants to ELCOM the non-exclusive right to use any and all of TSK in any finished product offered for sale by ELCOM in the TERRITORY for use in residences and small businesses for the entire TERM of this Agreement. Finished Product as used in this Section 8 shall not include any CHIP SETS, ASICs, DIES, INTEGRATED CIRCUITS, MACRO CELLS and SOFTWARE sold individually for any reason whatsoever.

B. X-COM hereby grants to ELCOM, at no charge of any kind or nature whatsoever, the unlimited right to use the Trademarks, Service Marks and other registered Marks of X-COM as detailed on Exhibit A attached hereto. X-COM hereby grants to ELCOM the right to register all Trademarks, Service Marks and Registered Marks of X-COM in any country where these Marks are not registered by X-COM. X-COM shall remain the sole owner of said Trademarks, Service Marks and Registered Marks listed on Exhibit A for any and all purposes whatsoever.

C. ELCOM is solely responsible for obtaining and maintaining at its sole cost and expense all trademark and copyright protection which is additional to that presently owned by X-COM. However, upon the termination of this Agreement for any reason other then X-COM's uncured breach of this Agreement all such trademark and copyright protection which relates to the TSK technology shall be and become the property of X-COM and ELCOM shall cooperate in the execution of all necessary paperwork for accomplishing same.

D. ELCOM hereby agrees to display the TSK trademark on all products which incorporate the TSK digital modulation provided by X-COM during the Term of this Agreement.

E. In order to maintain its non-exclusive rights under this Section 8, ELCOM must begin development in said non-exclusive market(s) within thirty six (36) months of the effective date of this Agreement. Development for purposes of this Section 8 shall mean the expenditure of significant engineering time and funds for the purposes contemplated under this Section 8.

F. X-COM grants ELCOM the non-exclusive right to purchase and/or use all CHIP SETS and DIES and SILICON MACRO CELLS and SOFTWARE in the TERRITORY for use in Finished Products, as defined in this Section 8 above, to be used primarily within a residence and/or small business at the price mutually agreed upon by both Parties hereto at the time in question. Except as mutually agreed upon by all Parties to this Agreement, ELCOM's non-exclusive rights under this Section 8 shall terminate upon the completion of ten (10) years from the effective date of this Agreement.

G. In the event that X-COM grants an exclusive license within one year of the effective of this Agreement for the use of TSK in a cable-modem product to any organization that is not affiliated with X-COM, ELCOM hereby agrees not to use TSK in any cable modem product only.

9.   SUPPORT OF TSK
     --------------

A. For the TERM of this Agreement, X-COM agrees to provide reasonable on-cite technical support to ELCOM for the development of the existing PRODUCTS at the rate of five hundred dollars ($500.00) per professional per day. Elcom shall also pay one hundred dollars ($100.00) per professional per day for living expenses. Said rate is based on the rate established in Section 2.B. herein ($10,000.00 per month divided by 20 working days). X-COM agrees to provide off-cite technical support to ELCOM at the rate of four hundred dollars ($400.00) per eight hour professional day.

10.  REPRESENTATION AND WARRANTIES
     -----------------------------

A. X-COM represents and warrants that, to the best of its knowledge, TSK is unique and original, is clear of any claims or encumbrances, and does not, to the best knowledge and belief of X-COM, infringe upon the rights of any third parties.

B. X-COM warrants that it is authorized to enter into this agreement and that its performance thereof will not conflict with any other agreement.

C. THE EXPRESS WARRANTIES SET FORTH IN THIS PARAGRAPH ARE THE ONLY WARRANTIES MADE, AND THERE ARE NO OTHER WARRANTIES, EXPRESS OF IMPLIED, AND SPECIFICALLY THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABLITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  CONFIDENTIALITY AND SECURITY
     ----------------------------

A. X-COM recognizes that during the course of its work with ELCOM, it may have occasion to receive information from ELCOM that is marked by ELCOM to be confidential or proprietary, including information relating to TSK as it relates to PRODUCT development with ELCOM, inventions, patent, trademarks and copyright applications, improvements, know-how, specifications, drawings, cost or pricing data, process flow diagrams, customer or vender lists, bills, ideas, and/or any other written material referring to same (hereinafter referred to collectively as the "CONFIDENTIAL INFORMATION"). Except as provided in this Agreement, both during the term of its work with ELCOM and for a period of five (5) years thereafter:

     (i). X-COM agrees to maintain in confidence such CONFIDENTIAL INFORMATION for all purposes whatsoever.

     (ii). X-COM further agrees to use all reasonable precautions to ensure that all such CONFIDENTIAL INFORMATION is properly protected and kept from unauthorized persons or disclosure.

     (iii). If requested by ELCOM, X-COM agrees to promptly return to ELCOM all materials, writings and drawings, equipment, models, mechanisms, and the like obtained from or through ELCOM including, but not limited to, all CONFIDENTIAL INFORMATION.

     (iv). X-COM agrees that it will not, without first obtaining prior written permission from an Officer of ELCOM:

        (a) Directly or indirectly utilize such CONFIDENTIAL INFORMATION in its own business;

        (b) Manufacture and/or sell any product that is based in whole or in part on such CONFIDENTIAL INFORMATION; or

        (c) Disclose such CONFIDENTIAL INFORMATION to any third party.

12.  CONFIDENTIALITY AND SECURITY
     ----------------------------

A. ELCOM recognizes that during the course of its work with X-COM it may have occasion to receive from X-COM information that is marked by X-COM to be confidential or proprietary, including information relating to TSK as it relates to PRODUCT development with X-COM, inventions, patent, trademarks and copyright applications, improvements, know-how, specifications, drawings, cost or pricing data, process flow diagrams, customer or vendor lists, bills, ideas, and/or any other written material referring to same (hereinafter referred to collectively as the "CONFIDENTIAL INFORMATION"). Except as provided in this Agreement, both during the term of its work with X-COM and for a period of five (5) years thereafter:

     (i). ELCOM agrees to maintain in confidence such CONFIDENTIAL INFORMATION for all purposes whatsoever.

     (ii). ELCOM further agrees to use reasonable precautions to ensure that all such CONFIDENTIAL INFORMATION is properly protected and kept from authorized persons or disclosure.

     (iii). If requested by X-COM, ELCOM agrees to promptly return to X-COM all materials, writings and drawings, equipment, models, mechanisms, and the like obtained from or through X-COM including but not limited to, all CONFIDENTIAL INFORMATION.


     (iv). ELCOM agrees that it will not, without first obtaining prior written permission from an Officer of X-COM:

       (a) Directly or indirectly utilize such CONFIDENTIAL INFORMATION in its own business;

       (b) Manufacture and/or sell any product that is based in whole or in part on such CONFIDENTIAL INFORMATION; or

       (c)  Disclose such CONFIDENTIAL INFORMATION to any third party.

13.  INDEMNIFICATION
     ---------------

X-COM hereby agrees to defend, indemnify, and hold ELCOM, its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against ELCOM based on any breach by X-COM of its representations and warranties, to the best of X-COM's knowledge, under this Agreement. This indemnification shall be in accordance with applicable law.

14.  EFFECTIVE DATE
     --------------

This Agreement is effective as of the date of execution.

15.  INDEPENDENT CONTRACTOR
     ----------------------

X-COM's performance of its duties and obligations under this Agreement is in its capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, partnership, agency, brokerage, or joint venture relationship between X-COM and ELCOM.

16.  NOTICES
     -------

Any notice to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service such as Federal Express.

17.  JURISDICTION AND DISPUTES
     -------------------------

A.   This Agreement shall be governed by the laws of Delaware.

B. All disputes hereunder shall be resolved in the applicable state or federal courts of Delaware. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

18.  AGREEMENT BINDING ON SUCCESSORS
     -------------------------------

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, and administrators, successors, and assigns.

19.  WAIVER
     ------

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

20.  SEVERABILITY
     ------------

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not effect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

21.  ASSIGNABILITY
     -------------

This Agreement and the rights and obligations thereunder with respect to X-COM may be assigned by X-COM as long as X-COM fulfills its support obligations under
Section 9 herein. ELCOM shall have the right to assign this Agreement to a successor in interest to ELCOM or to a purchaser of a portion of the assets of ELCOM.

22.  INTEGRATION
     -----------

This Agreement and the Exhibits attached hereto constitute the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

23.  ACCOUNTING RECORDS
     ------------------

X-COM shall have reasonable access to review any and all of ELCOM's financial accounting records necessary to enforce any of the provisions of this Agreement. All records reviewed as a result of this Section 23 shall remain at all times the sole and exclusive property of ELCOM. Any information obtained as a result of access to said accounting records may not be utilized or disclosed in any manner whatsoever by X-COM except for the enforcement of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.


____________________________________         ______________________________
ELCOM Technologies Corporation               X-Com, Inc.


By: /s/ Robert A. Vito                       /s/ David Erisman
   ---------------------------------         ------------------------------
        Robert A. Vito                               David Erisman


Title:  President                            Title:  President


Date:   8/5/96                               Date:   8-5-96
     -------------------------------              -------------------------

/s/ David Erisman                                    8-5-96
------------------------------------         Date:-------------------------
    David Erisman, Individual

[LETTERHEAD OF X-COM INC.]
--------------------------------------------------------------------------------


                                   EXHIBIT A
                                   ---------

U.S Patent 5,406,584 issued to David E. Erisman on April 11, 1995.

Assignee: X-COM Inc.

Future patents in the field of TSK. This include updates, amendments, and Continuation-In Part of TSK patents.